EXHIBIT 10.1

EDISON INTERNATIONAL

DIRECTOR COMPENSATION SCHEDULE

As Adopted June 29, 2007

Effective July 1, 2007 and except as otherwise provided below, non-employee Directors of Edison International (“EIX”) and/or Southern California Edison Company (“SCE”) will receive the annual retainers, meeting fees, meeting expenses and equity-based awards described below as compensation for serving as a Director. The equity-based award provisions described below are effective for Directors elected or reelected on or after the date of the EIX 2008 annual shareholders’ meeting. Any Director elected or reelected on or after June 29, 2007 and before that date shall receive the equity-based awards described in the version of this Schedule as adopted May 19, 2005, as amended.

Directors who are employees of EIX or SCE shall not receive additional compensation for serving as Directors (other than participation in the EIX Director Matching Gifts Program). Directors who serve on both the EIX Board and the SCE Board, and their corresponding Board Committees, will not receive additional compensation, including additional meeting fees for SCE Board, Board Committee and business meetings held concurrently or consecutively with a corresponding EIX Board, Board Committee or business meeting.

Annual Retainers

Board Retainer – Each Director will receive an annual board retainer of $45,000 to be paid in advance in quarterly installments of $11,250 for any calendar quarter or portion thereof during which the individual serves as a Director.

Board Committee Chair Retainer – Each Director who serves as the Chair of a Board Committee will receive an annual retainer of $10,000, except the Director who serves as the Chair of the Audit Committee will receive an annual retainer of $15,000. The Committee Chair retainers shall be paid in advance in equal quarterly installments for any calendar quarter or portion thereof during which the Director serves as a Committee Chair.

Lead Director Retainer – Each Director who serves as the lead director (formerly designated as the presiding director) of the non-employee and/or independent Director executive sessions of the Board shall receive an annual retainer of $12,500. The retainer shall be paid in advance in equal quarterly installments for any calendar quarter or portion thereof during which the Director serves as a Lead Director.

The quarterly retainer installments will be paid on the first business day of the calendar quarter. Initial quarterly retainer installments will be paid as soon as possible following the date of the election.

Meeting Fees

Each Director will receive $2,000 for each regular meeting, adjourned regular meeting or special meeting of the Board attended by the Director, for each regular meeting, adjourned regular meeting or special meeting of a Committee attended by the Director as a member of the Committee, and for each business meeting attended at the request or invitation of the Chairman of the Board, or in the case of Committee meetings at the request or invitation of the Chairman of the Board in consultation with the Committee Chair on behalf of the corporation in his or her capacity as a Director. Each Director shall receive only one meeting fee for any concurrent meeting attended by the Director, including concurrent meetings of different Board Committees. Full meeting fees will be paid if the Director attends any portion of any meeting.

No additional meeting fee shall be paid when the non-employee or independent members of the Board meet in executive session immediately before, during or immediately after Board meetings.

Meeting fees will be paid on the first business day of the month following the month in which the meeting occurred.

Meeting Expenses

Reasonable expenses incurred by a Director to attend Board meetings, Committee meetings, or business meetings attended on behalf of the corporation in his or her capacity as a Director will be promptly reimbursed upon presentation of a statement of the expenses to the Secretary.

Equity-Based Awards

Equity-based awards (“Awards”) will be granted under and subject to the terms of the EIX 2007 Performance Incentive Plan, or a successor plan (the “Plan”), except that any award payable in cash will be deemed paid outside of the plan. The Awards consist of fully vested Edison International Nonqualified Stock Options (“EIX Options”), Edison International deferred stock units (“DSUs”), and/or Edison International common stock (“Common Stock”). DSUs represent the value of one share of Common Stock and will be credited to the Director’s account under the EIX Director Deferred Compensation Plan and subject to the terms of that plan. Each EIX Option represents the right to purchase one share of Common Stock. Each EIX Option will have a maximum term of 10 years. The per share exercise price of each EIX Option will be fair market value of a share of Common Stock on the date of grant (with such fair market value determined in accordance with the Plan and the resolution entitled “Fair Market Value Measure for Equity-Based Awards” adopted by the EIX Board of Directors on July 19, 2001) and will be subject to terms and conditions approved in advance by the Board.

Annual EIX Option Award – Directors elected or reelected to the Board will receive 2,500 EIX Options as of the date of election or reelection.

Initial Election Award – Upon the initial election of a Director to the Board, the Director will receive 2,500 DSUs.

Annual Reelection Award – Directors reelected to the Board will receive Common Stock and/or DSUs, to be specified in advance by the Director as provided in the next paragraph, equal in the aggregate to 2,500 shares of Common Stock or DSUs.

Prior to the year the Annual Reelection Award is granted, the Director may elect to receive the award entirely in shares of Common Stock, entirely in DSUs, or in any combination of each, except that if a fractional share would result, the Common Stock portion will be rounded up to the next whole share and the DSU portion will be rounded down to the next whole DSU. DSUs include dividend equivalent rights that are converted to additional DSUs.

EIX Affiliate Boards – SCE non-employee Directors who do not serve on the EIX Board will receive Awards equal in amount to EIX non-employee Directors if the SCE Board authorizes such compensation. Differing amounts of SCE Awards, and Awards for non-employee directors of other EIX affiliates, may only be made with additional approval of the EIX Board.

Matching Gift Program

Directors of EIX and SCE are eligible to participate in the EIX Director Matching Gifts Program.

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